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                                   FORM 8-K
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (date of earliest event reported): April 19, 1994


                           QUAKER STATE CORPORATION
            (exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)


1-2677                                                  25-0742820
- - ------                                                  ----------
(Commission File Number)                    (IRS Employer Identification Number)


                     255 Elm Street, Oil City,  PA 16301
                   (Address of Principal Executive Offices)



Registrant's Telephone Number, including area code: 814/676-7676

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Item 5. Other Events

        On April 19, 1994, Lazy Oil, Inc. a Pennsylvania corporation, on behalf of itself and all others similarly situated, and on April 26, 1994, John B. Andreassi, on behalf of himself and all others similarly situated, commenced actions in the Federal District Court for the Western District of Pennsylvania against Witco Corporation, Quaker State Corporation and Pennzoil Company. The Complaints allege violations of Section 1 of the Sherman Act, based upon an allegation that the defendants since at least January 1, 1981 combined and conspired to fix, lower, maintain and stabilize the purchase price of Pennsylvania Grade crude oil purchased from the plaintiffs and others. The plaintiffs further purport to represent a class of all persons who sold Pennsylvania Grade crude oil to one or more of the defendants during the period from January 1, 1981 to the present. The Complaints further allege that the applicable statute of limitations has been tolled by a fraudulent concealment of the alleged combination and conspiracy. The Complaints seek a determination that the cases may be maintained as a class action, the recovery of damages on the basis of joint and several liability by the defendants, an injunction against a continuation of the alleged combination and conspiracy, and the recovery of costs including attorneys' fees. Under the provisions of the Sherman Act, any damages awarded would be trebled.

        Quaker State Corporation believes there is no basis for the allegations in the Complaints and intends to defend this matter vigorously.

                                  SIGNATURE

        Pursuant to the requirements of the Securitites Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 1994                            Quaker State Corporation

                                             By: /s/Herbert M. Baum
                                                  Herbert M. Baum,
                                                  Chairman of the Board and
                                                  Chief Executive Officer